Exhibit 3.1

FORM

OF

CERTIFICATE OF ELIMINATION

OF

SERIES B PREFERRED STOCK

OF

SABRE CORPORATION

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Sabre Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: that the Certificate of Designation of Series B Preferred Stock, par value $0.01 per share, of the Corporation establishing 500,000 shares of the Series B Preferred Stock of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on March 2, 2026 (the “Certificate of Designation”).

SECOND: that no shares of said Series B Preferred Stock of the Corporation are outstanding, and no shares thereof will be issued subject to said Certificate of Designation.

THIRD: that the Board of Directors of the Corporation (the “Board”) duly adopted the following resolution approving, authorizing and directing the elimination of the Series B Preferred Stock of the Corporation at the close of business on March 6, 2026:

RESOLVED, that each of the Authorized Officers, acting alone, be, and hereby is, authorized and empowered to, on behalf and in the name of the Corporation, execute, acknowledge and file, pursuant to Section 151(g) of the DGCL, a certificate of elimination setting forth that no shares of Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of the Corporation are outstanding, that none will be issued pursuant to the certificate of designation of Series B Preferred Stock, originally filed by the Corporation with the Secretary of State of the State of Delaware on March 2, 2026 (the “Certificate of Designation”), and that the shares that were designated as Series B Preferred Stock are returned to the status of authorized but unissued shares of preferred stock, par value $0.01 per share, of the Corporation, without designation, and thereby eliminating from the Charter, all matters set forth in the Certificate of Designation, in such form as shall be approved by any Authorized Officer, with the advice of counsel, such determination to be conclusively established by the execution thereof.

FOURTH: that in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the certificate of incorporation of the Corporation is hereby amended to eliminate all reference to the Series B Preferred Stock of the Corporation.

********

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this ___th day of March 2026.

SABRE CORPORATION

By:
Name: Rochelle Boas
Title:Executive Vice President and Chief Legal Officer

[Signature Page to Certificate of Elimination]